EXHIBIT 5.1

Dale E. Short, Esq.

General Counsel

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard, Suite 800

Torrance, California 90503

September 11, 2019

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard, Suite 800

Torrance, California 90503

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to Emmaus Life Sciences, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that the Company intends to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof for the purpose of registering the sale of up to 9,000,000 shares (the “Shares”) of its common stock, par value $0.001 per share, issuable pursuant to outstanding and future awards under the EMI Holding, Inc. (formerly Emmaus Life Sciences, Inc.) Amended and Restated 2011 Stock Incentive Plan (the “Plan”). This opinion letter is being given to you pursuant to your request.

As a basis for rendering my opinion expressed below, I have reviewed originals or copies of originals, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date, (iv) minutes or resolutions of the Company’s Board of Directors and stockholders pertaining to the adoption of the Plan and issuance of the Shares, the Registration Statement and related matters, and (v) such other certificates of public officials, certificates of officers of the Company and other documents as we have considered necessary or appropriate as a basis for rendering my opinion.

With your permission, in order to render my opinion, I have made and relied upon such customary assumptions as I have deemed necessary or appropriate without any independent investigation or inquiry by us. Among other things, I have assumed that: all signatures on documents reviewed by me are genuine; all documents submitted to me as originals are authentic; and all documents submitted to me as copies conform to the originals of such documents, and such originals are authentic.

The law covered by my opinion is limited to the laws of the State of Delaware. I neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction, and I assume no responsibility with respect to the application or effect of any such laws.

This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions and is rendered as of the date hereof. I do not undertake to advise you of matters that may come to my attention subsequent to the date hereof and that may affect my opinion, including, without limitation, future changes in applicable law.

Emmaus Life Sciences, Inc.

September 11, 2019

Based upon and subject to all of the foregoing, I am of the opinion that all Shares that are issued, delivered and paid for in accordance with the terms and conditions of the Registration Statement and the Plan will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement. However, by giving you this opinion letter and consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dale E. Short